LIMITED POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENT, that I, John Oehmke, Chief Financial Officer of AIG Life Insurance Company, a corporation duly organized under the laws of the State of Delaware, do hereby appoint Kenneth D. Walma as my attorney and agent, for me, and in my name as Chief Financial Officer of the Company on behalf of the Company or otherwise, with full power to execute, deliver and file with the Securities and Exchange Commission all documents required for registration of a security under the Securities Act of 1933 as amended, and the Investment Company Act of 1940, as amended.

         WITNESS my hand and seal this 1st day of March, 2000.

WITNESS:

/s/ Cheryl Gerkens                           /s/ John Oehmke

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Cheryl Gerkens                              John Oehmke